Exhibit 10.4
The Pantry, Inc.
Board of Directors' Compensation Program
Sixth Amendment

The Compensation Program for designated independent members of the Board of Directors is as follows:

Quarterly Retainer:	$7,500 paid in cash on a calendar quarterly basis, prorated as applicable.

Committee Chair Retainer:
The following additional amounts in cash on a calendar quarterly basis for each committee chair, prorated as applicable: $3,750 for Audit and Finance Committee Chair, $3,750 for Compensation & Organization Committee Chair, and $2,500 for Corporate Governance and Nominating Committee Chair.

Quarterly Independent Chairman Retainer:	$18,750 paid in cash on a calendar quarterly basis, prorated as applicable.

Board Meeting Fees:	$2,500 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $1,250.

Committee Meeting Fee:	$1,000 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $500.

Ad-hoc/Special Meetings:	Compensation requires a quorum be present and minutes be submitted.

Ad-hoc/Special Committees:	Compensation to be determined, as applicable.

Initial Equity Grant:
Each new director shall receive, upon his/her initial election or appointment (as the case may be), an initial equity grant having an aggregate economic value of $70,000 on the date of grant in the restricted stock, restricted stock units or a combination at the director's election, as follows:

(1)
shares of restricted stock where the restrictions shall lapse on the earlier of the date of the next Annual Meeting of Shareholders or thirteen (13) months from the Grant Date (the "Restricted Stock Choice"); or

(2)
restricted stock units ("RSUs") which shall vest in full on the earlier of the date of the next Annual Meeting of Shareholders or thirteen (13) months from the Grant Date and the shares are delivered upon termination of a Board member's services (the "RSU Choice").

Directors appointed to serve less than a full term (e.g., to fill out a term) will have the aggregate economic value of their initial equity grant prorated accordingly.

The lapsing of restrictions on the restricted stock and RSUs shall be conditioned upon continued service as a participating member of the Board (including attendance at least 3 meetings per year).
For purposes of determining the shares of restricted stock or RSUs to be granted once a director has made his or her choice regarding the form of the award, the economic value of a share of restricted stock or a RSU shall equal the closing price fair market value of a share of the Company's common stock on the date of grant.

Annual Equity Grant:
Each year, upon a director's re-election to the Board, he or she shall receive an annual equity grant with an aggregate economic value of $70,000 on the date of grant in the form of restricted stock, RSUs or a combination, at the director's election. The terms of these awards shall be as described in the Restricted Stock Choice and RSU Choice above, and the same continued service requirements, valuation methodologies, and approval requirements shall apply.

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Effective Date:	The effective date of this Sixth Amendment is January 21, 2014.